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                                                 APPROVED: GARY H. SCHOENFELD
                                                 CHIEF EXECUTIVE OFFICER
                                                 and President
                                                 (800) 826-7800 (ext. 8545)

FOR IMMEDIATE RELEASE                 Contact:   Christine DiSanto/Jim Cappuccio
                                                 PRESS:  MIRIAM ADLER
                                                 Morgen-Walke Associates
                                                 (212) 850-5600


                  VANS, INC. ANNOUNCES STRATEGIC RESTRUCTURING
        -- COMPANY WILL CLOSE VISTA, CALIFORNIA MANUFACTURING FACILITY --
              --COMPANY TO TAKE AFTER-TAX CHARGE OF $0.82 PER SHARE
                     IN THE FOURTH QUARTER OF FISCAL 1998--
      --PREVIEWS FOURTH QUARTER NET INCOME BEFORE CHARGES AT BREAK-EVEN TO
                               SLIGHTLY POSITIVE--
   --ANNOUNCES RECORD BACKLOG WITH DOMESTIC ORDERS UP MORE THAN 40% FOR FIRST
                                QUARTER OF 1999--

           Santa Fe Springs, California, May 20, 1998 - Vans, Inc. (Nasdaq:VANS) today announced two strategic initiatives designed to increase long-term profitability and further the growth of the Company's domestic and international business. The Company stated that it has established new sourcing arrangements for the manufacture of its classic vulcanized footwear and, as a result, will be closing its facility in Vista, California. Vans also announced that it is terminating several of its European distributor agreements, entering into sales agency agreements for certain key territories and establishing a third-party distribution center in Holland. As a result of these two initiatives, Vans will incur a total one-time, after-tax charge of approximately $11.5 million, or $0.82 per share, in the fourth quarter ending May 31, 1998. The Company also stated that, largely due to the previously discussed uncertain retail environment for athletic footwear and the economic slowdown in Japan, net income before charges for the fourth quarter are expected to be at break-even to slightly positive; however, first quarter backlog is at its highest level in the Company's 32-year history, with domestic bookings up more than 40%.(1)

           Gary H. Schoenfeld, President and Chief Executive Officer stated, "Three years ago, we set in motion the strategy to change from a manufacturing to a marketing company. That strategy has proved to be successful and this is the last major step in closing the loop. While we realize this restructuring has a significant accounting charge to book value, it has a minor effect in terms of cash."



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           In regard to current business trends, Mr. Schoenfeld said, "Our brand continues to be strong and our retail stores continue to perform well on track for a record eighth straight quarter of double-digit comp store sales increases. We are also extremely pleased with the more than 40% increase in domestic bookings for the first quarter, which is our biggest quarter, and stands at an all-time high.(2) For the current quarter, the inventory overhang and promotional pricing of athletic footwear is limiting our at-once business causing a decline in wholesale sales versus last year. Yet, as we look toward Back to School and fiscal 1999, we are confident in our future as evidenced by our backlog and believe that this current problem for the industry is getting close to being back in balance."(3)

           Mr. Schoenfeld continued, "It is difficult to close a factory that affects the jobs of 300 people, yet Vista has been a detractor from the Company's overall gross margin performance especially with the precipitous drop of orders from Japan which has forced our domestic production levels to decline by more than 50% over the past six months. Shifting to third-party sourcing will enable us to reduce our cost of goods, resulting in both improved gross margins and better pricing of our classic canvas and suede footwear. In addition, this action will allow us to even better manage our inventory and more closely match third-party production to customer orders."(4)

           The Company's Vista, California manufacturing facility is scheduled to close on August 6, 1998, and production of vulcanized footwear will be moved to Mexico and Spain. Vans will incur a one-time, after-tax charge of approximately $7.1 million, or $0.51 per share, in the fourth quarter of fiscal 1998 associated with the write-down of property, plant and equipment, raw materials, finished goods and other miscellaneous expenses related to the closing of the Vista facility. The Company stated that the shift to third-party manufacturing is expected to result in a more than 15% reduction in the cost of goods for its vulcanized footwear.(5)

           Vans also announced that it is reorganizing its European operations, which will provide the Company with more direct control over distribution and marketing. Effective in June 1998, Vans is terminating its distribution agreements for Italy, France, Germany and Austria, and contracting with sales agents for those territories. The Company intends to convert its remaining European distribution agreements to similar relationships over the next 12 months.(6) In connection with this initiative, Vans will also contract with a central distribution facility in Holland. The new European sales operations will be managed by Stephen Murray, the Company's recently appointed Senior Vice President of International, and Robert H. Camarena, Vice President of Operations. Vans will incur a one-time, after-tax charge of approximately $4.4 million, or $0.31 per share, associated with the termination of existing distributor agreements, as well as initial start-up costs for its centralized European distribution.

           "We continue to see the European market as an important part of the Company's long-term growth. With the addition of Steve Murray to our team and the scheduled opening of our first two outlet stores in England and Spain, we are now properly positioned to take a more active role in further



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building this part of our business," Mr. Schoenfeld said. "As the Euro launches next January, and with 350 million people in a geographical area more concentrated than the U.S., it is clear to us that the winners are going to be those who concentrate on the overall potential of this region. Our plan is to centralize operations and logistics and increase our Pan-European marketing, while at the same time maintaining the continuity of localized sales and customer service."

           Mr. Schoenfeld concluded, "We feel strongly that we are taking the right steps to maximize profits and enhance shareholder value going forward. Through efficient product sourcing now for all categories as well as economies of scale achieved through leaner operations and direct distribution in the international marketplace, we believe we can boost our future sales and profits and more fully capitalize on the growing worldwide potential for our brand and our Company."(7)

           Vans, Inc. is a branded manufacturer, wholesaler and retailer of active-casual footwear, clothing and accessories and performance footwear for enthusiast sports. Products are sold through a network of independent and national retailers, internationally through distributors for 80 countries and Company subsidiaries in the United Kingdom, Mexico, Brazil and Argentina, and through 98 Company-owned stores and factory outlets.

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Footnotes 1, 2 and 3: These are forward-looking statements regarding the
Company's future sales and earnings. Actual sales and earnings for the Company may be impacted by a number of factors including, but not limited to: (i) the occurrence of downward trends in the U.S. economy, foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy in general; (ii) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (iii) increasing competition in all lines of the Company's business from both large, well-established companies with significant financial resources and brand recognition, and smaller niche competitors who market exclusively to the Company's target customers; and (iv) the cancellation of orders which could alter bookings numbers.

Footnotes 4 and 5: These are forward-looking statements regarding the expected results of sourcing the Company's vulcanized footwear from foreign countries. The Company's actual results could vary significantly. Important factors which could impact actual results include, but are not limited to: (i) the quality of product produced in foreign factories; (ii) the fluctuation of foreign currencies in relation to the U.S. dollar; and (iii) the political and economic stability of the foreign countries from which the Company sources product.

Footnote 6: This is a forward-looking statement regarding the Company's intention to restructure the balance of its European distributor relationships. The Company's actual results in this regard could vary significantly. Important factors which could impact actual results include, but are not limited to: (i) negotiating, where applicable, the termination of existing distribution agreements on terms acceptable to the Company; and (ii) structuring new sales agency agreements on terms acceptable to the Company.

Footnote 7: See Footnotes 1, 2 and 3 above.
For a further discussion of many of the factors outlined in the above footnotes, and others, please see the Company's Annual Report on Form 10-K for the year ended May 31, 1997, which is filed with the Securities and Exchange Commission.



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